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                                                                      EXHIBIT 99


                                             CONTACT: A. Chad Fitzhugh
                                                      Chief Financial Officer
                                                      (615) 782-8818

FOR IMMEDIATE RELEASE


         O'CHARLEY'S INC. ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

NASHVILLE, Tenn. (December 11, 2000) -- O'Charley's Inc. (Nasdaq:CHUX) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Holders of O'Charley's Inc. Common Stock as of December 27, 2000 will receive preferred stock purchase rights as a dividend at the rate of one Right for each share of Common Stock. The Rights will expire on December 8, 2010.

         The Shareholder Rights Plan is designed to deter certain types of unfair takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Plan is not intended to prevent a fully financed and adequate offer for the Company. The Shareholder Rights Plan was not adopted in response to any specific attempt to acquire control of the Company and the Company is not aware of any such effort.

         Each Right will initially entitle its holder to purchase one one-thousandth of a share of a new Series A Junior Preferred Stock at an exercise price of $80.00 per Right, subject to adjustment. Because the Rights will not initially be exercisable and will trade with the Common Stock, separate right certificates will not be provided to shareholders at this time. Each Right will become exercisable only upon a person's or group's acquisition of, or commencement of a tender or exchange offer for, 18% or more of the Company's Common Stock. Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company's assets or earning power.

         Upon becoming exercisable, each Right will allow the holder (other than the person or group whose action has triggered the exercisability of the Rights), under alternative circumstances, to buy either securities of O'Charley's Inc. or securities of the acquiring company (depending on the form of the transaction) having a value of twice the exercise price of the Rights. The Rights generally are redeemable by the Board of Directors at $0.001 per Right for a period of ten business days following the time the Rights become exercisable. The Rights also are generally exchangeable by the Board of Directors at an exchange ratio of one share of Common Stock per Right at any time after the Rights have become exercisable and prior to the acquisition by any person or group of 50% or more of the Company's Common Stock.

         Details of the Shareholder Rights Plan and Rights are summarized in a letter that will be mailed to all O'Charley's Inc. shareholders.

         O'Charley's currently operates 135 casual-dining, full-service restaurants in Tennessee, Kentucky, Alabama, Florida, Georgia, Indiana, North Carolina, Mississippi, Ohio, South Carolina, Virginia, and Illinois. The menu has broad appeal and features a variety of dishes, including pasta, fresh chicken and seafood, aged beef, made-from-scratch soups, salads, breads and desserts. With value-conscious customers in mind, O'Charley's mission is to consistently exceed customer expectations with high-quality food and service. In addition, the Company currently operates two Stoney River Legendary Steaks restaurants located in Atlanta, Georgia.